EXHIBIT 99.1

Immunomedics Appoints Kenneth J. Zuerblis to Board of Directors

MORRIS PLAINS, N.J., Feb. 10, 2010 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today announced that Mr. Kenneth J. Zuerblis has been appointed to the Company's Board of Directors. Mr. Zuerblis served as Chief Financial Officer and Senior Vice President of ImClone Systems Incorporated, prior to its 2008 acquisition by Lilly (NYSE:LLY).   Previously, he was the Chief Financial Officer of Enzon Pharmaceuticals Inc (Nasdaq:ENZN).

"I am excited about the prospects for Immunomedics.  The Company has a very robust product pipeline of novel agents for markets with significant unmet medical needs. I look forward to this opportunity to work with members of the Board of Directors and management in developing the full potential of the Company's rich and diverse product candidates," Mr. Zuerblis commented.

Dr. David M. Goldenberg, Chairman of the Board of Directors and founder of the Company, remarked: "Ken has a proven track record of running complex commercial and research organizations and we are delighted to have such an experienced biopharmaceutical executive join our Board of Directors.  His leadership skills in building fully integrated biopharmaceutical organizations are of particular value as our lead product candidates, epratuzumab, veltuzumab, and clivatuzumab, are expected to enter advanced phases of their clinical development."

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 145 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations
           & Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com